SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : April 9, 2007
Commission File No. 000-49628

TELEPLUS WORLD, CORP.

(Exact name of registrant as specified in its charter)

Nevada	90-0045023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6101 Blue Lagoon Drive, Suite 450, Miami, Florida 33126

(Address of principal executive offices)

786-594-3939

(Issuer telephone number)

Teleplus Enterprises, Inc.
7575 Transcanadienne, Suite 305, St-Laurent, Quebec, Canada H4T 1V6

(Former Name and Address)

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

As announced by the Company on January 9, 2007, effective January 5, 2007, the client-auditor relationship between Mintz & Partners, LLP (the "Former Accountant") ceased as the Former Accountant was dismissed by decision of the Audit Committee of the Board of Directors of the Company. The Former Accountant’s report dated March 27, 2006 (except as to Notes 1, 4, 13 and 15 which were as of July 31, 2006 and Note 16 which was on October 24, 2006) on the Company's amended consolidated balance sheet of the Company as of December 31, 2005, and the related amended consolidated statements of operations, stockholders' equity, and cash flows for each of the two years then ended, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

In connection with the audit of the Company's financial statements, and in the subsequent interim period, the only issue raised by the Former Accountant was that at the end of the quarter ended September 30, 2006, the Former Accountant advised the Company of what it believed was an accounting error, that while significant in accounting terms, was not material at the time with regards to the Company’s financial result and could, if not corrected, have an estimated negative impact on shareholder’s equity of a maximum amount of $135,000 and cause the Former Accountant to have a disagreement at year end - which if unresolved, could have been mentioned in the Former Accountant’s report. Said error relates to the accounting treatment of conversion of convertible debentures and was discussed with the Company’s Audit Committee. At that time, the Audit Committee did not request management to change the financial statements for the quarter ended September 30, 2006.

Other than this issue, there were no other disagreements with the Former Accountant on any other matters of accounting principles or practices, financial statement disclosures, or auditing scope and procedures which, if not resolved to the satisfaction of the Former Accountant, would have caused the Former Accountants to make reference to such matters in their report for previous filings.

On March 8, 2007, the Company received an SEC comment letter concerning an 8-K filed regarding the change of auditors. The Company informed in its January 9, 2007 8-K that in connection with the audit of the Company’s 2005 financial statements, and in the subsequent interim period, the only issue raised by the Former Accountant (Mintz & Partners LLP) was that at the end of the quarter ended September 30, 2006, the Former Accountant advised the Company of what it believed was and accounting error, that while significant in accounting terms, was not material at the time with regards to the Company’s financial result and could, if not corrected, have an estimated negative impact on shareholder’s equity of a maximum amount of $135,000 and have caused the Former Accountant to have a disagreement at year end - which if unresolved, could have been mentioned in the Former Accountant’s report. Said error relates to the accounting treatment of conversion of convertible debentures and was discussed with the Company’s Audit Committee.

Subsequent to this disclosure, during the 2006 audit of the Company’s Annual Financial Statements, the new accountants have recommended a change in accounting upon the conversion of debt calculation. This adjustment has been made in the operating results for year ending December 31, 2006 and had no impact on the prior year ended December 31, 2005. Regardless, the Company intends to review the impact on the reporting quarters for the periods ended June 30, 2006 and September 30, 2006. Based on said review, the Company will determine if amended 10QSB filings will be necessary for the prior June 30 and September 30 2006 reporting quarters. This issue has no effect on the Company’s Annual or Quarterly filings for year 2005 or its quarterly filing for the three months ended March 31, 2006. Furthermore, please note that an authorized officer of the Company, discussed these adjustments with the Company’s Audit Committee and current and former independent registered public accounting firms.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In light of the fact that the Company has moved its headquarters from Montreal, Quebec to Miami, Florida, all key management positions (except for COO which will remain in Barrie, Ontario) are being transferred to Miami.  The current CFO is unable to relocate to Miami.  The Company and current CFO mutually agreed that the Company would hire a CFO who would be located in Miami and an orderly transition between Mr. Robert Krebs and the new CFO would occur. Therefore, with an effective date of April 16, 2007, Mr. Krebs will no longer serve as the Company’s CFO and as a Director in order for him to pursue other business endeavors. There are no material disagreements between Mr. Krebs and the Company and Mr. Krebs’ resignation was voluntary.

Mr. Krebs will be replaced as CFO and Director, effective April 16, 2007 by Mr. Cris Neely. Mr. Neely and Mr. Krebs will be working together on effecting a smooth and seamless transition. Prior to joining Teleplus Mr. Neely was the CFO of Siemens Enterprise Networks located in Boca Raton, Florida from 1999 - 2005. He also held various other executive positions with Siemens Enterprise Networks including Senior Vice President Business Transformation, Director Internal Audit, Director of Finance for Wireless Terminals and Area Financial Manager. He has also held management positions with ROLM, IBM and Cisco during his career. After leaving Siemens in 2005, Mr. Neely worked as a consultant for small/medium organizations focusing on SOX compliance, revenue recognition and financial/operational business assessments. Cris holds a Bachelor of Business Administration - Finance degree from the University of Texas at Arlington and an MBA from Amberton University.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS:

EXHIBIT 17 RESIGNATION LETTER OF ROBERT KREBS

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Teleplus World, Corp.

April 9, 2007	/s/ Marius Silvasan
Marius Silvasan Chief Executive Officer

April 9, 2007	/s/ Robert Krebs
Robert Krebs Chief Financial Officer

April 9, 2007	/s/ Tom Davis
Tom Davis COO